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                                                                  Exhibit 99.1

Contact:
Marc Brailov
MicroStrategy Incorporated
Tel: (703) 770-1670
Email: mbrailov@microstrategy.com

         MicroStrategy Repurchases Additional $10.3 Million of Note Debt

McLean, Va., April 18, 2003 -- MicroStrategy(R) Incorporated (NASDAQ: MSTR), a leading worldwide provider of business intelligence software, today announced that, on April 16, 2003, it repurchased approximately $8.5 million in principal amount of its 7 1/2 % series A unsecured notes (the "Notes") in exchange for 261,757 shares of the company's class A common stock in negotiated transactions. Since January 1, 2003, MicroStrategy has repurchased approximately $10.3 million in principal amount of the Notes in exchange for 317,810 shares of class A common stock. As a result of those repurchases, MicroStrategy has reduced its obligations under the Notes by approximately $13.7 million, consisting of approximately $10.3 million of principal and $3.4 million in total interest over the remaining term of the Notes.

         Since the original issuance of the Notes on June 24, 2002, the company has repurchased approximately $27.2 million in principal amount of the Notes in exchange for an aggregate of 768,134 shares of class A common stock and $946,140 cash. These repurchases have reduced MicroStrategy's obligations under the Notes by approximately $38.7 million in the aggregate, consisting of approximately $27.2 million of principal and $11.5 million in total interest over the term of the Notes.

         The company currently expects to pay interest on the remaining outstanding Notes at an annualized rate of 7.5% or approximately $4.0 million based on the $53.0 principal amount of the Notes remaining outstanding as of April 16, 2003.

         MicroStrategy originally issued a total of $80.3 million of principal amount of Notes as of June 24, 2002. Under the Indenture pursuant to which the Notes were issued, the company has the right, at any time prior to the June 24, 2007 maturity date, to prepay the Notes in full at par or to mandatorily convert the Notes into shares of class A common stock at a conversion price equal to 80% of the dollar-volume weighted average trading price per share for all round lot transactions in the stock on the Nasdaq National Market for the ten trading days ending two days prior to the date that written notice of conversion has been given. The company may also repurchase, convert or redeem a portion of the outstanding Notes so long as the combination of redemptions, conversions and repurchases does not reduce the outstanding principal amount of the Notes below 60% of the original outstanding principal amount of the Notes, or approximately $48.2 million, unless all of the remaining outstanding Notes are redeemed or converted by the company.


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         After giving effect to all Note repurchases by the company to date, an aggregate principal amount of approximately $53.0 million of the Notes, or 66.0% of the total original principal amount of the Notes, remains outstanding. As a result, the company may redeem, convert or repurchase an aggregate principal amount of up to approximately $4.8 million of additional Notes without being required to redeem or convert all of the remaining outstanding Notes.

         This press release does not constitute an offer to buy or a solicitation of an offer to sell any of the Notes.

About MicroStrategy Incorporated

         Leadership in a Critical Market: Founded in 1989, MicroStrategy is a worldwide leader in the increasingly critical business intelligence software market. Large and small companies alike are harnessing MicroStrategy's business intelligence software to gain vital insights from their data to help them proactively enhance cost-efficiency, productivity and customer relations and optimize revenue-generating strategies. MicroStrategy's business intelligence platform offers exceptional capabilities that provide organizations -- in virtually all facets of their operations -- with user-friendly solutions to their data query, reporting, and advanced analytical needs, and distributes valuable insight on this data to users via Web, wireless, and voice. PC Magazine selected MicroStrategy 7(TM) as the 2001 "Editors' Choice" for business intelligence software.

         Enterprise-Class Business Intelligence: MicroStrategy 7i(TM) is a truly integrated, enterprise-class, Web-based business intelligence platform. With MicroStrategy 7i, enterprises can now standardize on one business intelligence platform and deploy high-value business intelligence enterprise-wide. MicroStrategy 7i's configurable query, reporting, and OLAP Web interface is designed to support all users, from casual report viewers to power analysts.

         Diverse Customer Base: MicroStrategy's customer base cuts across industry and sector lines, with over 1,900 enterprise-class customers, including Lowe's Home Improvement Warehouse, AT&T Wireless Group, Wachovia and GlaxoSmithKline. MicroStrategy also has relationships with over 500 systems integrators and application development and platform partners, including IBM, PeopleSoft, Hewlett-Packard, and JD Edwards.

         MicroStrategy is listed on Nasdaq under the symbol MSTR. For more information on the company, or to purchase or demo MicroStrategy's software, please visit MicroStrategy's Web site at http://www.microstrategy.com.

MicroStrategy, MicroStrategy 7, MicroStrategy Business Intelligence Platform, and MicroStrategy 7i are either trademarks or registered trademarks of MicroStrategy Incorporated in the United States and certain other countries. Other product and company names mentioned herein may be the trademarks of their respective owners.

This press release may include statements that may constitute "forward- looking statements," including its estimates of future business prospects or financial results and statements containing the words "believe," "estimate," "project," "expect" or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results of MicroStrategy Incorporated and its subsidiaries (collectively, the "Company") to differ materially from the forward-looking statements. Factors that could contribute to such differences include: the Company's ability to secure financing for its current operations and long-term plans on acceptable terms; the ability of the Company to implement and achieve widespread customer acceptance of its MicroStrategy 7i software on a timely basis; the Company's ability to recognize deferred revenue through delivery of products or satisfactory performance of services; continued acceptance of the Company's products in the marketplace; the timing of significant orders; delays in the Company's ability to develop or ship new products; market acceptance of new

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products; competitive factors; general economic conditions; currency fluctuations; and other risks detailed in the Company's registration statements and periodic reports filed with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

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